                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:  [_]

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                           VISIGENIC SOFTWARE, INC.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)      Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

     2)      Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------

     4)      Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

     5)      Total fee paid:

             -------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 ---------------------------------------------------------------

         2)      Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------

         3)      Filing Party:

                 ---------------------------------------------------------------

         4)      Date Filed:

                 ---------------------------------------------------------------

                           VISIGENIC SOFTWARE, INC.
                   951 MARINER'S ISLAND BOULEVARD, SUITE 120
                          SAN MATEO, CALIFORNIA 94404


                                                                    July 1, 1997





To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of Visigenic Software, Inc. on July 30, 1997 at Hotel Sofitel at 223 Twin Dolphin Drive, Redwood City, California 94065 at 4:30 p.m., Pacific Daylight Savings Time.

         The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 1997 Visigenic Software, Inc. Annual Report, which includes audited financial statements and certain other information.

         It is important that you use this opportunity to take part in the affairs of VISIGENIC SOFTWARE, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

         We look forward to seeing you at the meeting.



                                        Sincerely,


                                        /s/ ROGER J. SIPPL
                                        ------------------------------------
                                        Roger J. Sippl
                                        Chairman and Chief Executive Officer

                           VISIGENIC SOFTWARE, INC.
                   951 MARINER'S ISLAND BOULEVARD, SUITE 120
                          SAN MATEO, CALIFORNIA 94404

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 30, 1997

Dear Stockholder:

         You are invited to attend the Annual Meeting of Stockholders of Visigenic Software, Inc. (the "Company"), which will be held on July 30, 1997, at 4:30 p.m. Pacific Daylight Savings Time at Hotel Sofitel at 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes:

         1. To elect two (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified.

         2. To vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase the aggregate maximum number of shares issuable thereunder by 1,500,000 shares from 2,500,000 to 4,000,000 shares, and to approve the Section 162(m) grant limit of 300,000 shares per employee per fiscal year.

         3. To vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending March 31, 1998.

         4. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on June 20, 1997, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the concierge desk at Hotel Sofitel.

                                        By Order of the Board of Directors,


                                        /s/ KEVIN C. EICHLER
                                        ------------------------------------
                                        KEVIN C. EICHLER
                                        Secretary


San Mateo, California
July 1, 1997


STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                           VISIGENIC SOFTWARE, INC.
                   951 MARINER'S ISLAND BOULEVARD, SUITE 120
                          SAN MATEO, CALIFORNIA 94404


              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         The accompanying proxy is solicited by the Board of Directors of Visigenic Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held July 30, 1997, or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is July 1, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                              GENERAL INFORMATION

         Annual Report.  An annual report for the year ended March 31, 1997, is
         -------------
enclosed with this Proxy Statement.

         Voting Securities.  Only stockholders of record as of the close of
         -----------------
business on June 20, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 14,023,160 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies.  The cost of soliciting proxies will be borne
         -----------------------
by the Company. The Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies.  All valid proxies received prior to the meeting
         -----------------
will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company at the Company's principal office, 951 Mariner's Island Boulevard, Suite 120, San Mateo, California 94404, of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

         The Company has a classified Board of Directors which currently consists of seven (7) directors, three (3) of whom are Class I directors, two
(2) of whom are Class II directors, with one vacancy, and two (2) of whom are Class III directors. However, effective as of this meeting, the Company's classified Board of Directors will be reduced to six (6) directors, with two (2) Class I directors, two (2) Class II directors, and two (2) Class III directors. Class I, Class II and Class III directors serve until the Annual Meetings of Stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

         Management's nominees for election at the 1997 Annual Meeting of Stockholders to Class I of the Board of Directors are Howard H. Graham and J. Sidney Webb. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2000, and until their successors are elected and qualified. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board of Directors may designate.

         If a quorum is present and voting, the two (2) nominees for the position as Class I directors receiving the highest number of votes will be elected. Abstentions will have no effect on the vote.

         The table below sets forth, for the Company's directors, including the Class I nominees to be elected at this meeting, certain information with respect to age and background.

                                                                                                         DIRECTOR
NAME                                            POSITION WITH THE COMPANY                        AGE       SINCE
----------------------------------------------------------------------------------------------------------------
Class I nominees to be elected at the 1997 Annual Meeting of Stockholders:

         Howard H. Graham                      Director                                          50        1997
         J. Sidney Webb                        Director                                          77        1993

Class II directors whose terms expire at the 1998 Annual Meeting of Stockholders:

         Gill Cogan                            Director                                          44        1994
         Eric Young                            Director                                          40        1995

Class III directors whose terms expire at the 1999 Annual Meeting of Stockholders:

         Roger J. Sippl                        Chairman of the Board of Directors and Chief      41        1993
                                               Executive Officer
         Jens Christensen                      Director and Chief Technical Officer              33        1996


         Howard H. Graham has served as the Senior Vice President, Finance and
         ----------------
Administration and the Chief Financial Officer of Siebel Systems, Inc., a provider of sales and marketing information systems, since January 1997. From February 1990 to December 1996, Mr. Graham served as Senior Vice President and Chief Financial Officer of Informix Software, a database software company ("Informix").

         J. Sidney Webb has served as a Director of the Company since March
         --------------
1993. Since May 1984, Mr. Webb has served as director and Chairman of the Board of The Titan Corporation, a consulting company. Mr. Webb also serves as a director of Amdahl Corporation, EIP Microwave, Inc. and Plantronics, Inc.

         Gill Cogan has served as a Director of the Company since January 1994.
         ----------
Since October 1991, Mr. Cogan has been a partner at Weiss, Peck & Greer Venture Partners. Mr. Cogan serves as a director for Electronics for Imaging, Inc., Integrated Packaging Assembly Corporation, Number Nine Visual Technology and P-Com Inc.

         Eric Young has served as a Director of the Company since July 1995. Mr.
         ----------
Young is a general partner of Canaan Capital Partners, a venture capital company, where he has been employed since October 1987. Mr. Young also serves as a director for Spectrian Corporation and Integrated Packaging Assembly Corporation.

         Roger J. Sippl is the founder of the Company and has served as a
         --------------
Director and the Chief Executive Officer since February 1993. Mr. Sippl is a co-founder of The Vantive Corporation, a customer interaction applications software company ("Vantive") and has served as its Chairman of the Board since December 1996. Mr. Sippl has served as a director of Vantive since December 1990. Prior to his relationship with Vantive, Mr. Sippl founded Informix in 1980 and served as that company's President and Chief Executive Officer until 1989, and as its Chairman of the Board until December 1992.

         Jens Christensen has served as Vice President, Chief Technical Officer
         ----------------
and a Director of the Company since May 1996. From November 1991 to May 1996, Mr. Christensen served as President and Chief Executive Officer of PostModern Computing Technologies Inc., a software company he founded in 1991. From October 1990 to September 1991, Mr. Christensen was employed as a software engineer for Teknekron, a software company.

BOARD OF DIRECTOR'S COMMITTEES AND MEETINGS

         During the year ended March 31, 1997, the Board of Directors held 7 meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of the Board and any Committee of the Board on which he served.

         The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

         The Audit Committee's function is to review with the Company's independent auditors and management the annual financial statements and independent auditors' opinion, review the scope and results of the examination of the Company's financial statements by the independent auditors, approve all professional services and related fees performed by the independent auditors, recommend the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 1997 were Mr. Cogan and Mr. van Bronkhorst. However, in December 1996, Mr. van Bronkhorst resigned from the Audit Committee as well as the Board of Directors. During the year ended March 31, 1997, the Audit Committee held 2 meeting.

         The Compensation Committee's function is to review and approve salary levels and stock option grants for employees of the Company. The members of the Compensation Committee during fiscal 1997 were Messrs. Sippl, Webb and Young. During the year ended March 31, 1997, the Compensation Committee held 2 meetings. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

                                PROPOSAL NO. 2
                      AMENDMENT OF 1995 STOCK OPTION PLAN

         The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors on April 18, 1995. As of April 23, 1997, only 65,191 shares remained available for future option grants under the Option Plan, which amount the Board of Directors believes to be insufficient to satisfy the Company's anticipated equity incentive objectives. Accordingly, on April 23, 1997, the Board of Directors approved, subject to stockholder approval, the reservation of an additional 1,500,000 shares for issuance under the Option Plan.

         Effective January 1, 1994, the Internal Revenue Code of 1986, as amended (the "Code") was amended to limit the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the Option Plan, the Board of Directors has amended the Option Plan, subject to stockholder approval, to limit to 300,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's stock option grants typically do not approach this limit.

         The stockholders are now being asked to approve the increase from 2,500,000 to 4,000,000 in the maximum aggregate number of shares that may be issued under the Option Plan and the establishment of the Grant Limit. The Board of Directors believes that approval of these amendments is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting, motivating and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

DESCRIPTION OF THE OPTION PLAN

         The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         General.  The Option Plan provides for the grant of incentive stock
         -------
options within the meaning of section 422 of the Code and nonstatutory stock options. As of June 20, 1997, the Company had outstanding options to purchase an aggregate of 2,095,298 shares at a weighted average exercise price of $7.49 per share. The exercise price of all options granted under the Option Plan has been at least equal to the fair market value per share of the Common Stock on the date of grant as determined in good faith by the Board of Directors. As of June 20, 1997, options to purchase 306,873 shares of Common Stock granted pursuant to the Option Plan had been exercised, and 1,597,829 shares of Common Stock remained available for future grants under the Option Plan, provided that the stockholders approve the increase in the number of shares authorized under the Option Plan approved by the Board of Directors in April 1997.

         Shares Subject to Plan.  The Board has amended the Option Plan, subject
         ----------------------
to stockholder approval, to increase by 1,500,000 the maximum number of authorized but unissued or reacquired shares of the Company's Common Stock issuable thereunder to an aggregate of 4,000,000. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

         Administration.  The Option Plan is administered by the Board of
         --------------
Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934

(the "Exchange Act"), the Option Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of exercisability of each option and the vesting of the shares acquired, including the effect thereon of an optionee's termination of service, the exercise price and type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Option Plan permits the Board to delegate to proper officers of the Company the authority to grant options to persons who are not officers or directors of the Company within guidelines established from time to time by the Board. The Option Plan authorizes the Board to amend, modify, extend or renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof. Subject to certain limitations, the Option Plan provides for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

         Eligibility.  All employees, directors and consultants of the Company
         -----------
or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. In addition, options may be granted to prospective employees and consultants in connection with written offers of employment or engagement. However, any such options may not become exercisable prior to such individual's commencement of service. As of June 20, 1997, the Company had approximately 167 employees, including 9 executive officers, 5 directors and approximately 8 consultants. Any person eligible under the Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options.

         Terms and Conditions of Options.  Each option granted under the Option
         -------------------------------
Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share must equal at least the fair market value of a share of the Company's Common Stock on the date of grant of an incentive stock option and at least 85% of the fair market value of a share of the Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The Board determines the fair market value of the Company's Common Stock in its sole discretion.

         Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board or by any combination of these. The Board may restrict the forms of payment permitted in connection with any option grant.

         Options granted under the Option Plan will become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares (the "Unvested Share Repurchase Option"). Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of incentive stock options granted under the Option Plan is ten years, except that an incentive stock option granted to a Ten Percent Stockholder may not have a term longer than five years. Consistent with the Code, the Option Plan does not limit the term of nonstatutory stock options granted under the Option Plan.

         Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, under the Option Plan, a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

         Transfer of Control.  The Option Plan provides that in the event of (i)
         -------------------
a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation to which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company, wherein the stockholders of the Company immediately before any such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the Board may arrange with the surviving, continuing, purchasing or successor corporation or parent corporation thereof (the "Acquiring Corporation") to assume or substitute substantially equivalent new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, replaced, or exercised prior to such event, they will terminate. However, options granted under the Option Plan generally provide that if Acquiring Corporation does not assume or replace the outstanding options, the Company's Unvested Share Repurchase Option will terminate upon the Transfer of Control. Furthermore, the Unvested Share Repurchase Option will generally terminate if, within 12 months after a Transfer of Control, the optionee is terminated without cause or resigns following the optionee's "constructive termination" (as defined in the option agreement) by the Company.

         Termination or Amendment.  Unless sooner terminated, no options may be
         ------------------------
granted under the Option Plan after April 18, 2005. The Board may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment or termination of the Plan may adversely affect an outstanding option without the consent of the optionee, unless necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Incentive Stock Options.  An optionee recognizes no taxable income for
         -----------------------
regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

         The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         Nonstatutory Stock Options.  Options not designated or qualifying as
         --------------------------
incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         The Board of Directors believes that approval of the increase in the number of shares issuable under the Option Plan and the establishment of the Grant Limit is in the best interests of the Company and the stockholders and for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE BY 1,500,000 IN THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE OPTION PLAN AND THE ESTABLISHMENT OF THE GRANT LIMIT.

                                PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected Arthur Andersen LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 1998. Arthur Andersen LLP has acted in such capacity since its appointment during the fiscal year ended March 31, 1994. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of March 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer, the three other highest compensated executive officers of the Company whose salary and bonus for the year ended March 31, 1997 exceeded $100,000, and two former executive officers of the Company whose salary and bonus for the year ended March 31, 1997 exceeded $100,000 but who were not executive officers at March 31, 1997 (the "Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group.


NAME AND ADDRESS OF BENEFICIAL OWNERS                                                       SHARES OWNED(1)
--------------------------------------------------------------------------------      ----------------------------
                                                                                      NUMBER OF      PERCENTAGE OF
                                                                                        SHARES           CLASS
                                                                                      ---------     --------------
5% STOCKHOLDERS(2)
Elizabeth Salmon(3) ............................................................       2,468,750          17.6%
Neguine Navab(4) ...............................................................       1,463,102          10.5
Prasad Mokkapati(5) ............................................................         731,735           5.2


EXECUTIVE OFFICERS AND DIRECTORS

Roger J. Sippl(6) ..............................................................       2,468,750          17.6
Mark D. Hanson(7) ..............................................................         291,176           2.0
Jens Christensen, Ph.D(8) ......................................................       1,463,102          10.5
Robert Perreault(9) ............................................................          88,178           *
Richard L. Gerould(10) .........................................................          91,227           *
David T. Shewmake(11) ..........................................................          45,795           *
Gill Cogan(12) .................................................................         557,500           4.0
Cristina M. Morgan(13) .........................................................         109,374           *
Michael Moritz(14) .............................................................         684,963           4.9
J. Sidney Webb(15) .............................................................          70,000           *
Eric Young(16) .................................................................         450,000           3.2
Executive officers and directors as a group (13 persons) (17)...................       6,715,892          47.9

------------------
* Less than 1%

(1) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The address of each 5% stockholder owner is in care of the Company at 951 Mariner's Island Boulevard, Suite 120, San Mateo, California 94404.

(3) Includes 2,055,000 shares held by Roger J. Sippl, Ms. Salmon's spouse and 20,000 shares held by Nelson D. Salmon and Elizabeth G. Salmon, Trustees of the Nelson D. Salmon Trust dated October 14, 1994. See footnote 6.

(4) Includes 67,494 shares issuable upon exercise of options. Also includes 724,801 shares held by Mr. Christensen, Ms. Navab's spouse. Ms. Navab is Director of Object Technologies for the Company. Ms. Navab acquired her shares and options in the Company in connection with the Company's acquisition of PostModern Computing Technologies Inc. ("PostModern"). See footnote 8 below and "Certain Relationships and Related Transactions."

(5) Mr. Mokkapati is Senior Architect for Distributed Objects for the Company. Mr. Mokkapati acquired his shares in connection with the Company's acquisition of PostModern. See "Certain Relationships and Related Transactions."

(6) Includes 393,750 shares held by Elizabeth G. Salmon, Mr. Sippl's spouse, as separate property and 20,000 shares held by Nelson D. Salmon and Elizabeth G. Salmon, Trustees of the Nelson D. Salmon Trust dated October 14, 1994.

         Mr. Sippl disclaims beneficial ownership of all such shares. See footnote 3. Mr. Sippl is Chairman of the Board of Directors and Chief Executive Officer of the Company.

(7) Includes 118,908 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 45,000 shares issuable upon exercise of options. Mr. Hanson is President and Chief Operating Officer of the Company.

(8) Includes 670,807 shares held by Neguine Navab, Mr. Christensen's spouse, and 67,494 shares issuable upon exercise of options held by Ms. Navab. Mr. Christensen acquired his shares in the Company in connection with the Company's acquisition of PostModern. Mr. Christensen is Vice President, Chief Technical Officer and Director for the Company. See footnote 4 and "Certain Relationships and Related Transactions."

(9) Includes 72,000 shares issuable upon exercise of options. Mr. Perreault is Vice President, Professional Services for the Company.

(10) Includes 29,543 shares subject to a right of repurchase in favor of the Company which lapses over time. Mr. Gerould is Vice President, Business Development for the Company.

(11) Includes 9,334 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 10,000 shares issuable upon exercise of options. Mr. Shewmake is Director of Information Technology for the Company.

(12) Represents all shares held by entities affiliated with Weiss, Peck & Greer Venture Partners. Mr. Cogan, as a general partner of Weiss, Peck & Greer Venture Partners, may be deemed to beneficially own shares, but Mr. Cogan disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein. Represents 46,941 shares held by Weiss, Peck & Greer Venture Associates II (Overseas), Ltd., 214,191 shares held by Weiss, Peck & Greer Venture Associates II, L.P. and 296,367 shares held by WPG Enterprise fund. Mr. Cogan, a Director of the Company, is a general partner of Weiss, Peck & Greer Venture Partners.

(13) Includes 2,292 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 84,374 shares issued to Hambrecht & Quist LLC ("H&Q") for financial advisory services rendered to PostModern in connection with the Company's acquisition of PostModern. Ms. Morgan is Managing Director of H&Q. Ms. Morgan disclaims beneficial ownership of all such shares except to the extent of her proportional interest therein. Effective immediately prior to the Company's 1997 Annual Meeting of Stockholders, Ms. Morgan will no longer serve as a director of the Company

(14) Represents all shares held by entities affiliated with Sequoia Capital. Mr. Moritz, as a general partner of Sequoia Capital, may be deemed to beneficially own shares, but Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein. Represents 623,316 shares held by Sequoia Capital VI, 34,249 shares held by Sequoia Technology Partners VI, 17,408 shares held by Sequoia XXIII and 9,990 shares held by Sequoia XXIV. Mr. Moritz is a general partner of Sequoia Capital. Effective immediately prior to the Company's 1997 Annual Meeting of Stockholders, Mr. Moritz will no longer serve as a director of the Company.

(15) Includes 2,292 shares subject to a right of repurchase in favor of the Company which lapses over time.

(16) Represents all shares held by entities affiliated with Canaan Capital Partners. Mr. Young, as a general partner of Canaan Capital Partners, may be deemed to beneficially own shares, but Mr. Young disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein. Represents 357,200 shares held by Canaan Capital Offshore Limited Partnership C.V., ("Offshore") 42,800 shares held by Canaan Capital Limited Partnership ("CCLP") and 50,000 shares held by Quai Limited ("Quai"). Eric Young is a Director of the Company and is a general partner of Offshore and CCLP. Quai is a limited partner of Canaan Partners. Mr. Young holds no voting or dispositive control over shares held by Quai, and he disclaims beneficial ownership of such shares.

(17) Includes 148,993 shares subject to rights of repurchase in favor of the Company which lapse over time.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the total compensation of the Named Executive Officers for the fiscal years ended March 31, 1997 and 1996:


                                            SUMMARY COMPENSATION TABLE
                                                                                  LONG TERM
                                                ANNUAL COMPENSATION              COMPENSATION
                                       ----------------------------------        ------------
                                                                                  SECURITIES
                                                                                  UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR         SALARY          BONUS          OPTIONS          COMPENSATION
---------------------------            ----         ------          -----          -------          ------------

 Roger J. Sippl.....................    1997             $1(1)             --            --                  --
     Chairman of the Board of           1996         $90,001               --            --                  --
     Directors and Chief Executive
     Officer

 Mark D. Hanson.....................    1997        $150,000               --        45,000                  --
     President and Chief Operating      1996        $140,000               --        62,500                  --
     Officer

 Jens Christensen, Ph.D(2)..........    1997        $100,000          $15,000            --         $400,000(3)
     Vice President, Chief
     Technical Officer and Director

 Robert Perreault(4)................    1997        $130,000          $10,000            --                  --
     Vice President, Professional       1996         $90,000               --        82,500                  --
     Services

 Former Executive Officers:
--------------------------
 Richard L. Gerould(5)..............    1997        $130,060               --            --                  --
     Vice President, Business           1996        $115,000               --        15,000                  --
     Development

 David T. Shewmake(6)...............    1997        $115,000           $7,500            --                  --
     Director of Information            1996        $115,000          $15,000        10,000                  --
     Technology

------------------

(1) Mr. Sippl elected to waive his salary for the fiscal year ended March 31, 1997.

(2) Mr. Christensen joined the Company in May 1996 in connection with the merger of PostModern Computing Technologies, Inc. ("PostModern") with and into the Company.

(3) Represents amount paid to Mr. Christensen by the Company at the closing of the merger of PostModern with and into the Company. See "Certain Relationships and Related Transactions."

(4) Mr. Perreault was a former shareholder of Data Accessibility Solutions, Inc., which merged with the Company in May 1996. See "Certain Relationships and Related Transactions."

(5) In October 1996, Mr. Gerould assumed the responsibilities of Vice President, Business Development, reporting to Mr. Chalmers, the Company's Vice President, Worldwide Sales. Prior to that, Mr. Gerould served on the Company's executive staff as Vice President, Corporate Development and General Counsel.

(6) In October 1996, Mr. Shewmake assumed the responsibilities of Director of Information Technology, reporting to Mr. Eichler, the Company's Vice President, Operations, Chief Financial Officer, Treasurer and Secretary. Prior to that, Mr. Shewmake served on the Company's executive staff as Vice President, Technical Services.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended March 31, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS IN FISCAL 1997
                               ---------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                                AT ASSUMED ANNUAL RATES
                                               OPTIONS                                       OF STOCK PRICE
                                             GRANTED TO                                     APPRECIATION FOR
                                              EMPLOYEES                                      OPTION TERM(3)
                                OPTIONS       IN FISCAL    EXERCISE     EXPIRATION      --------------------------
NAME                           GRANTED(1)       YEAR       PRICE(2)        DATE              5%           10%
-----------------------------  ----------    ----------    --------     ----------      ------------ -------------
Roger J. Sippl.............           --           --           --              --              --              --

Mark D. Hanson.............       30,000          1.9%       $4.00        05/17/06      $75,467.36     $191,249.10
                                   5,000          0.3%       $8.00        07/23/06      $25,155.79      $63,749.70
                                   5,000          0.3%      $11.50        10/23/06      $36,161.44      $91,640.19
                                   5,000          0.3%      $15.50        01/16/07      $48,739.33     $123,515.04

Jens Christensen, Ph.D.....           --           --           --              --              --              --

Robert Perreault...........           --           --           --              --              --              --

Former Executive Officers:
-------------------------
Richard L. Gerould.........           --           --           --              --              --              --

David T. Shewmake..........           --           --           --              --              --              --

------------------

(1) Generally, grants of options granted in fiscal 1997 under the Company's 1995 Stock Option Plan (the "Option Plan") are immediately exercisable and generally vest over four years, with 12.5% of the option shares becoming fully vested six months from the initial vesting date and 1/48th of the option shares vesting each successive month, with full vesting occurring on the fourth anniversary of the initial vesting date. The Company has a repurchase right for shares not vested. Under the Option Plan, the Board retains discretion to modify the terms of outstanding options. For additional information regarding options, see "PROPOSAL NO. 2: AMENDMENT OF 1995 STOCK OPTION PLAN."

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission's rules, and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the optionees' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the year ended March 31, 1997, and unexercised options held as March 31, 1997, by the Named Executive Officers:


                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                                   OPTIONS AT 3/31/97                OPTIONS AT 3/31/97(1)
                                   SHARES                   --------------------------------         ----------------------
                                ACQUIRED ON       VALUE
NAME                              EXERCISE     REALIZED(2)  EXERCISABLE(3)  UNEXERCISABLE(3)     EXERCISABLE(4)  UNEXERCISABLE(4)
-----------------------------   -----------    -----------  --------------  ----------------     --------------  ----------------
Roger J. Sippl.............             --             --            --                --                 --               --

Mark D. Hanson.............         62,500    $225,000.00         7,083            37,917         $35,624.50      $136,875.50

Jens Christensen, Ph.D.....             --             --            --                --                 --               --

Robert Perreault...........         10,500     $41,925.00        13,875            58,125        $126,262.50      $528,937.50

Former Executive Officers:
-------------------------
Richard L. Gerould.........         15,000     $54,000.00            --                --                 --               --

David T. Shewmake..........             --             --            --                --                 --               --

------------------
(1) Based on the per share closing price of $9.50, as reported on the Nasdaq National Market, on March 31, 1997, less exercise price.

(2)  Fair market price on date of exercise, less exercise price.

(3) Includes options granted at an exercise price greater than the per share closing price of $9.50, as reported on the Nasdaq National Market, on March 31, 1997.

(4) Does not include options that had an exercise price greater than the per share closing price of $9.50, as reported on the Nasdaq National Market, on March 31, 1997.

COMPENSATION OF DIRECTORS

         The directors of the Company did not receive any cash compensation for their services as members of the Board of Directors of the Company in the year ended March 31, 1997. The Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") provides for initial and annual automatic grants of nonqualified stock options to each new director, when such individual becomes a director, and to each current director, on the date following this first annual stockholders meeting of the Company, so long as the director is not a employee of the Company or of any affiliated corporation. However, any nonemployee director will be ineligible to participate in the Directors Plan if the director's employer is a stockholder of the Company or an affiliated corporation of a stockholder of the Company, or if the director's employer holds a technology license from the Company or is an affiliated corporation of such license holder.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

         See "Proposal No. 2 - Amendment of 1995 Stock Option Plan" and "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS

         The Compensation Committee was formed in April 1996, and is composed of Roger J. Sippl, J. Sidney Webb and Eric Young. No interlocking relationships exist between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 24, 1996, the Company sold an aggregate of 444,444 shares of Series C Preferred Stock at a price of $9.00 per share, and shortly thereafter issued convertible notes in the aggregate principal amount of $2.00 million. Cisco Systems purchased 222,222 of these shares, and a note in the principal amount of $1.0 million. Upon the consummation of the Company's initial public offering in August 1996, all outstanding shares of Series C Preferred Stock converted into shares of Common Stock on a one-for-one basis, and the amount borrowed by the Company pursuant to the convertible notes converted into shares of the Company's Common Stock at a conversion price equal to $7.50 per share.

         In connection with the merger of PostModern Computing Technologies, Inc. ("PostModern") with and into the Company in May 1996, the Company issued an aggregate of 3,099,821 shares of its Common Stock to the former shareholders of PostModern, including 844,486 shares to Jens Christensen, 851,235 to Neguine Navab, 844,486 to Prasad Mokkapati and 426,507 shares to Suresh Challa, and options to purchase an aggregate of 361,785 shares of its Common Stock, including options to purchase 67,494 shares of the Company's Common Stock issued to Neguine Navab. Also in connection with the merger, the Company paid an aggregate of $1,500,000 to certain former employees of PostModern, including $400,000 to each of Messrs. Christensen and Mokkapati and $400,000 to Ms. Navab, and $2,307,152 to former shareholders of PostModern, including $750,655 to each of Messrs. Christensen and Mokkapati, $183,000 to Mr. Challa and $696,659 to Ms. Navab. Upon the closing of the merger, Hambrecht & Quist LLC, of which Cristina
M. Morgan, a Director of the Company at the time of the merger, is a Managing Director, received shares of PostModern common stock for financial advisory services rendered to PostModern in connection with the Company's acquisition of PostModern, which shares were immediately converted into 84,374 shares of the Company's Common Stock. The consideration issued by the Company in the merger was determined through negotiations between the managements of the Company and PostModern.

         In connection with the merger of Data Accessibility Solutions, Inc. ("Data Accessibility") with and into the Company in May 1996, the Company issued an aggregate of 12,500 shares of its Common Stock to the former shareholders of Data Accessibility, including 6,250 shares to Robert Perreault, the Company's Vice President, Professional Services.

         Mr. Sippl, the Company's founder and Chief Executive Officer and Chairman of the Board of Directors of the Company, formed RogerLabs, Inc. ("RLI") in February 1996, in order to pursue technology research and development projects of interest to him. Mr. Sippl is the sole owner, director and officer of RLI. In June 1996, the Company acquired certain technology and other assets being developed by RLI that the Company expects it may use in a future product or products. The Company paid Mr. Sippl $40,000 to acquire these assets. RLI's cost of development of the technology, consisting chiefly of salaries of RLI employees and fees paid to consultants, exceeded the price paid by the Company. In connection with the asset sale, five employees of RLI became employees of Visigenic.

         The Company entered into non-compete agreements with certain employees who joined the Company in connection with the PostModern merger. The Company has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

         In January 1997, the Board of Directors established a Special Committee of Disinterested Directors (the "Special Committee") to negotiate on behalf of the Company the leasing of certain office facilities currently being planned by Mr. Sippl. Mr. Young is the sole member of the Special Committee.

         The Company's policy is that all transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the member of the Company's Board of Directors and a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that one statement of change in beneficial ownership for director Michael Moritz was not timely filed reporting an aggregate of four transactions, and one statement of change in beneficial ownership for Therese H. Langlais, Vice President, Business Development, was not timely filed reporting one transaction.

CHANGES TO BENEFIT PLAN

         The Board of Directors has amended the 1995 Stock Option Plan (the "Option Plan"), subject to stockholder approval, to increase the maximum aggregate number of the Company's shares that may be issued under the Option Plan from 2,500,000 shares of Common Stock to 4,000,000 shares. Future grants under the Option Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the Option Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and, in the case of stock options, the exercise decisions made by the optionees. Consequently, it is not possible to determine the benefits that might be received by participants in the Option Plan.

         Since the inception of the Option Plan in April 1995, (i) Roger J. Sippl, Chairman of the Board of Directors and Chief Executive Officer, received no option grants to purchase shares of Common Stock; (ii) Mark D. Hanson, President and Chief Operating Officer, received option grants to purchase 107,500 shares of Common Stock; (iii) Jens Christensen, Ph.D., Vice President, Chief Technical Officer and Director, received no option grants to purchase shares of Common Stock; (iv) Robert Perreault, Vice President, Professional Services, received option grants to purchase 82,500 shares of Common Stock; (v) Richard L. Gerould, Vice President, Business Development, received option grants to purchase 15,000 shares of Common Stock;
(vi) David T. Shewmake, Director of Information Technology, received option grants to purchase 10,000 shares of Common Stock; (vii) all current executive officers as a group received option grants to purchase 747,500 shares of Common Stock under the Option Plan; (viii) all current directors who are not executive officers as a group received no option grants to purchase shares of Common Stock under the Option Plan; (ix) no associate of any director, executive officer or nominee received any option grants to purchase shares of Common Stock under the Option Plan; (x) except for Scott Chalmers and Robert Macdonald, who received grants to purchase 150,000 and 165,000 shares, or 6.2% and 6.8%, respectively, no person has been granted 5% or more of the total options granted under the Option Plan; and (xi) all employees, including all current officers who are not executive officers, as a group received option grants to purchase 1,763,500 shares of Common Stock under the Option Plan. See "PROPOSAL No. 2 - AMENDMENT OF 1995 STOCK OPTION PLAN."

                       ADDITIONAL EMPLOYEE BENEFIT PLANS

         The following summaries of the Visigenic Software, Inc. Executive Performance Incentive Plan, the 1996 Employee Stock Purchase Plan and the 1996 Outside Directors Stock Option Plan as in effect as of the date of this Proxy Statement are provided solely for informational purposes for the benefit of the stockholders of the Company in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.


              DESCRIPTION OF EXECUTIVE PERFORMANCE INCENTIVE PLAN

         The Company's Executive Performance Incentive Plan (the "Performance Plan") was adopted by the Board of Directors of the Company in April 24, 1996 and approved by the stockholders of the Company in August 1996. As of March 31, 1997, a total of 100,000 shares of Common Stock were authorized for issuance under the Performance Plan, of which 98,695 shares remained available for future grants.

SUMMARY OF THE PROVISIONS OF THE PERFORMANCE PLAN

         The following summary of the Performance Plan is qualified in its entirety by the specific language of the Performance Plan, a copy of which is available to any stockholder upon request.

         General.  The Performance Plan provides for the grant of performance
         -------
unit awards to executives and other key employees of the Company, subject to the limitations of the plan. At any time that the Company is a "publicly held corporation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), all awards granted under the Performance Plan are intended to qualify as "performance-based compensation" under Section 162(m). Section 162(m) generally limits the amount of compensation paid to certain executive officers of a publicly held corporation that is deductible by the corporation for federal income tax purposes. However, compensation qualifying as "performance-based compensation" is exempt from the deduction limit.

         Administration.  The Performance Plan is administered by the
         --------------
Compensation Committee or other committee of the Board of Directors duly appointed to administer the plan. If no such committee has been appointed to administer the Performance Plan, it will be administered by the Board of Directors. (All references herein to the "Committee" mean the committee or the Board of Directors, whichever is administering the Performance Plan.) Subject to the terms of the Performance Plan, the Committee will have the authority to select the persons to receive awards, determine the amount of each award, and establish all of the other the terms and conditions of each award. The Performance Plan provides, subject to certain limitations, for indemnification by the Company of any Committee member, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Performance Plan. The Committee will interpret the Performance Plan and the awards granted under the plan, and all determinations of the Committee will be final and binding on all persons having an interest in the Performance Plan or any award.

         Eligibility.  Participation in the Performance Plan is limited to
         -----------
executives and other key employees of the Company selected by the Committee.

         Awards.  The Performance Plan authorizes the Committee to grant awards
         ------
consisting of a number of performance units specified by the Committee. A performance unit is a bookkeeping unit denominated in dollars that is used to account for the award until its is paid to the participant, canceled, forfeited or terminated. At the time it grants an award, the Committee specifies the value of each performance unit. Performance units subject to an award will vest and become payable if one or more pre-established performance goals are attained during a specified performance period and the participant remains an employee of the Company or of any parent or subsidiary corporation of the Company.

         At any time the Company is a "publicly held corporation" within the meaning of Section 162(m), the Committee must establish the performance goals applicable to each award no later than 90 days after the commencement of the performance period for the award, provided that no more than 25% of the performance period has elapsed and the outcome of the performance goals remains uncertain. The performance period applicable to an award is determined by the Committee and may be one or more fiscal quarters or fiscal years of the Company. Performance periods for different awards, including awards made to the same participant, need not be consecutive. In no event while the Company is subject to Section 162(m) is the Committee permitted to grant any award under the Performance Plan which could result in a participant receiving more than $1,000,000 upon payment of the award for each fiscal year of the Company contained in the performance period applicable to the award. This limit is pro rated for performance periods of less than one full fiscal year.

         The performance goals established by the Committee in granting an award will represent one or more target levels of achievement of certain measures of business performance as specified by the Committee. The Performance Plan limits the measures from which the Committee may select to revenue, operating income, net income, earnings per share, and Company department expenses. These measures will determined on a consolidated, divisional or other business unit basis, as determined by the Committee, before the effect of accounting changes, restructuring charges, and similar extraordinary items, determined according to criteria established by the Committee. They may be either absolute measures or relative measures determined with reference to an index or other standard selected by the Committee.

         Following completion of the performance period applicable to an award, the Committee will certify in writing the extent to which the performance goals have been attained, the value of the performance units that have been earned, and the date of payment of the earned award. The Performance Plan authorizes the Committee to reduce or eliminate (but not to increase) the payment of an award if, in the Committee's sole judgment, such reduction or elimination is appropriate. The Committee is not permitted to waive the attainment of the applicable performance goals as a condition to payment of an award or to increase the amount payable in excess of the amount called for by the terms of the award as a result of the degree of attainment of the performance goals certified by the Committee. Participants may elect to receive payment of their earned awards either in cash or in shares of the Company's common stock having a fair market value on the date of payment equal to the dollar value of the earned award.

         Transfer of Control.  The Performance Plan defines a "Transfer of
         -------------------
Control" as (i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company, wherein the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred. In the event of a Transfer of Control, each participant granted an award for a performance period that will not be completed as of the date of the Transfer of Control will be paid the value of the award that would have been earned had the performance goals been attained at the 100% level, prorated, however, for the portion of the performance period elapsed prior to the Transfer of Control.

         Termination or Amendment.  The Performance Plan will continue until
         ------------------------
terminated by the Committee. The Committee may terminate or amend the Performance Plan or any award under the Performance Plan at any time. However, no such termination or amendment may adversely affect any outstanding award without the participant's consent, unless necessary to comply with any law or government regulation.

               DESCRIPTION OF 1996 EMPLOYEE STOCK PURCHASE PLAN

         The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company on April 24, 1996 and approved by the stockholders of the Company in August 1996. As of March 31, 1997, a total of 450,000 shares of Common Stock were authorized for issuance under the Purchase Plan, of which 60,782 shares have been issued and remain outstanding following purchases by participants in the Purchase Plan.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN

         The following is a brief summary of the Purchase Plan as in effect as of the date of this Proxy Statement. This summary is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

         General.  The Purchase Plan is intended to qualify as an "employee
         -------
stock purchase plan" under Section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

         Shares Subject to Plan.  A maximum of 450,000 shares of the Company's
         ----------------------
authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right are returned to the plan and may again be subjected to a Purchase Right.

         Administration.  The Purchase Plan is administered by the Board of
         --------------
Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

         Eligibility.  Any employee of the Company or of any present or future
         -----------
parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of June 20, 1997, approximately 163 employees were eligible to participate in the Purchase Plan.

         Offerings.  Generally, each Offering of Common Stock under the Purchase
         ---------
Plan is for a period of approximately six months (an "Offering Period"). Offering Periods under the Purchase Plan will generally commence on the first days of February and August of each year (an "Offering Date") and end on the last days of the next following July and January, respectively. However, the first Offering Period will commence on the Effective Date and end on January 31, 1997. The Board may establish a different term, not to exceed 27 months, for one or more Offerings or different commencement or ending dates. Generally, shares are purchased on the last day of the Offering Period (a "Purchase Date"). The Purchase Plan also authorizes the Board to establish one or more additional Purchase Dates during an Offering Period.

         Participation and Purchase of Shares.  Participation in the Purchase
         ------------------------------------
Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's base salary, bonus and commissions on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or terminates employment.

         Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of that number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date or 1,500 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is less than five and one-half or more than six and one-half months in duration. No participant may purchase under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

         On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. However, the fair market value of the Common Stock on the Effective Date will be deemed to be the public offering price as set forth in the final prospectus filed with the Securities and Exchange Commission in connection with the initial public offering of the Company's Common Stock. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

         A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

         Transfer of Control.  The Purchase Plan provides that, in the event of
         -------------------
(i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party,
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company, wherein the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the surviving, continuing, purchasing or successor corporation or parent corporation thereof (the "Acquiring Corporation") may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or replace the outstanding Purchase Rights, the Board may adjust the Purchase Date of the current Offering Period to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, replaced, or exercised prior to the Transfer of Control will terminate.

         Termination or Amendment.  The Purchase Plan will continue until
         ------------------------
terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

         Summary of Federal Income Tax Consequences of the Purchase Plan.  The
         ----------------------------------------------------------------
following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

         If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

         A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

         If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.


            DESCRIPTION OF 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

         The Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors of the Company on April 24, 1996, and approved by the stockholders of the Company in August 1996. As of March 31, 1997, 200,000 shares of Common Stock were authorized for issuance under the Directors Plan, of which 200,000 shares remained available for future grants.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS PLAN

         The following is a brief summary of the Directors Plan as in effect as of the date of this Proxy Statement. This summary is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

         General.  The Directors Plan provides for the automatic grant of
         -------
nonstatutory stock options to nonemployee directors of the Company.

         Shares Subject to Plan.  A maximum of 200,000 shares of the authorized
         ----------------------
but unissued or reacquired shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Directors Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of automatic option grants under the plan, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

         Administration.  The Directors Plan is administered by the Board of
         --------------
Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). However, the Board has no discretion to select the nonemployee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Directors Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Directors Plan. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

         Eligibility.  Only directors of the Company who are not at the time of
         -----------
option grant employees of the Company or of any parent or subsidiary corporation of the Company ("Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has five (5) Outside Directors.

         Automatic Grant of Options.  The Directors Plan provides that each
         --------------------------
Outside Director who was an Outside Director on August 7, 1996 (the "Effective Date") automatically will be granted an option to purchase 15,000 shares of Common Stock on the day following the first annual meeting of the Company's stockholders which occurs after the Effective Date. Each person who is first elected or appointed as an Outside Director after the Effective Date automatically will be granted an option to purchase 15,000 share of Common Stock on the day of such initial election or appointment. The Directors Plan also provides for the automatic grant annually of an additional option to purchase 5,000 shares of Common Stock to each Outside Director holding office on the anniversary date of his or her initial option grant.

         Terms and Conditions of Options.  Each option granted under the
         -------------------------------
Directors Plan will be evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Transfer of Control of the Company, as discussed below. Initial options granted under the Directors Plan will become vested and exercisable in installments, with 1/8 of the shares subject to the option becoming exercisable six months after the date of grant, and the remainder of the shares becoming exercisable in equal monthly installments over the following 42 months. Annual options will become vested and exercisable in 12 monthly installments, with the first such installment becoming exercisable on the date 37 months after the date of grant.

         Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these.

         With the Company's consent and if not required for compliance with Rule 16b-3 or any other law or regulation, an option granted under the Directors Plan may be transferred by the optionee without receipt of any consideration to the optionee's immediate family, a trust for the benefit of the optionee or the optionee's immediate family, or a partnership in which only the optionee and the optionee's immediate family are partners. Otherwise, during the lifetime of the optionee, the option may be exercised only by the optionee and may not be transferred or assigned, except by will or the laws of descent and distribution.

         Transfer of Control.  The Directors Plan provides that, in the event of
         -------------------
(i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party,
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company, wherein the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), all options outstanding under the Directors Plan will become immediately exercisable and vested in full as of the date ten days prior to the Transfer of Control. In addition, the surviving, continuing, purchasing or successor corporation or parent corporation thereof (the "Acquiring Corporation") may assume or substitute substantially equivalent options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, replaced, or exercised prior to the Transfer of Control, they will terminate.

         Termination or Amendment.  The Directors Plan will continue until
         ------------------------
terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may terminate or amend the Directors Plan at any time, but, without stockholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options. If required for compliance with Rule 16b-3, the Directors Plan provides that provisions addressing eligibility to participate in the plan and the amount, price and time of the grant of options may not be amended more than once every six months, other than to comport to changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee, unless such termination or amendment is necessary to comply with any applicable law or regulation.

         Summary of Federal Income Tax Consequences of the Directors Plan.  The
         ----------------------------------------------------------------
federal income tax consequences of the options granted under the Directors Plan are the same as the federal income tax consequences described for nonstatutory stock options granted pursuant to the 1995 Stock Option Plan set forth above. See "PROPOSAL No.2 -- AMENDMENT OF 1995 STOCK OPTION PLAN -- Summary of Federal Income Tax Consequences of the Option Plan."

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is comprised of one employee director, Mr. Sippl, and two non-employee directors, Messrs. Webb and Young. Mr. Sippl is also the Company's Chief Executive Officer. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers of the Company, including cash compensation, the annual Executive Performance Incentive Plan and the 1995 Stock Option Plan (the "Option Plan"). In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues. Mr. Sippl did not participate in any deliberations regarding compensation for himself.

COMPENSATION PHILOSOPHY

         The Company applies a consistent compensation philosophy for all its employees, including its executive officers. The Company's compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance, and seeks to design its total compensation package to elicit the highest degree of productivity and commitment from all executive officers.

COMPONENTS OF COMPENSATION

         There are three components of the Company's executive compensation program which support the goal of aligning compensation with the value created for the Company's stockholders while providing incentives to further the Company's strategic objectives: base salary, performance based bonuses and stock options.

         Base Salary.
         -----------

         The Compensation Committee strives to offer salaries to its executive officers which are competitive with salaries offered by companies of similar size and capitalization in the computer software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. In determining the salaries of the executive officers, the Compensation Committee considers information provided by the Company's Chief Financial Officer and Director of Human Resources, as well as salary surveys and similar data available from independent sources.

         Roger J. Sippl founded the Company and has served as Chief Executive Officer from the Company's inception in February 1993. Mr. Sippl's fiscal 1997 compensation, including a base salary of $1, was set by the Compensation Committee in fiscal 1996 upon notice that Mr. Sippl waived his right to receive a salary. Mark D. Hanson has served as President and Chief Operating Officer of the Company since January 1995. Mr. Hanson's fiscal 1997 compensation, including a base salary of $150,000, was set by the Compensation Committee in fiscal 1996 and was not adjusted in fiscal 1997. The Compensation Committee reviewed Mr. Hanson's performance with regard to quarterly performance objectives, weighted among specific personal and corporate objectives, in determining his eligibility for bonus compensation.

         The President and Chief Operating Officer is responsible for evaluating the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers in fiscal 1997 were based on predetermined individual goals approved by the President and Chief Operating Officer. In addition to considering the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and the President and Chief Operating Officer placed significant weight on the financial condition of the Company in considering salary adjustments.

         Bonuses.
         -------

         Beginning in fiscal 1997, target amounts of cash bonuses for each executive officer under the Company's Executive Performance Incentive Plan (the "Incentive Plan") are set annually by the Compensation Committee and are specifically weighted for identified financial, management, strategic and operational goals. Performance against the established goals is determined annually by the Compensation Committee and, based on such determination, the Committee approves payment of appropriate bonuses. No bonuses were awarded to either Mr. Sippl or Mr. Hanson in fiscal 1997.

         Bonuses accrued in fiscal 1997 under the Incentive Plan for other executive officers, as of the end year, represented between zero and 15% of the total compensation of such officers.

         Equity Incentives.
         -----------------

         The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the stock ownership of other officers of the Company, the number of shares which continue to be subject to vesting under outstanding options, the compensation paid by other similarly situated companies to their executive officers and the expected future contribution of the officer to the Company's performance. The Committee gives primary weight to the officer's position and expected future contributions.

         In fiscal 1997, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, stock option grants to certain of the executive officers. The Committee did not recommend any grant of options to Mr. Sippl who had waived his right to any stock options. The Committee granted Mr. Hanson options to purchase an aggregate of 45,000 shares based on attainment of predetermined financial and other goals. Option grants during fiscal 1997 are described under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS" in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         The Company has considered the amendments to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations of the Internal Revenue Service that restrict the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. On April 23, 1997, the Board of Directors amended the Option Plan, subject to stockholder approval, to provide a limit on the number of shares for which options may be granted to any employee in a fiscal year. As amended, compensation recognized in connection with options granted under the Option Plan will qualify for an exception from the deduction limit. The Compensation Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 annually for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.


                                      COMPENSATION COMMITTEE
                                      Roger J. Sippl
                                      J. Sidney Webb
                                      Eric Young

                       COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the H&Q Total Return Software Index ("H&Q Index") for the period commencing on August 7, 1996(1) and ending on March 31, 1997.

           COMPARISON OF CUMULATIVE TOTAL RETURN FROM AUGUST 7, 1996
                          THROUGH MARCH 31, 1997(2)

               VISIGENIC SOFTWARE, INC., NASDAQ US AND H&Q INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]



                                     August 7, 1996               March 31, 1997
                                     --------------               --------------
Visigenic Software, Inc.                 $100.00                       $126.67
Nasdaq US                                $100.00                       $106.71
H&Q Index                                $100.00                        $94.88

------------------

(1) The Company's initial public offering commenced on August 8, 1996. For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 would have been the closing sales price on August 7, 1996, the day prior to commencement of trading.

(2) Assumes that $100.00 was invested on August 7, 1996 in the Company's Common Stock at the Company's initial offering price of $7.50 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 951 Mariner's Island Boulevard, Suite 120, San Mateo, California 94404, not later than March 3, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                         TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                                        By Order of the Board of Directors



                                        /s/ KEVIN C. EICHLER
                                        ------------------------------------
                                        KEVIN C. EICHLER
                                        Secretary

July 1, 1997

                           VISIGENIC SOFTWARE, INC.

P                   951 Mariner's Island Boulevard, Suite 120
                           San Mateo, California 94404
R
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O

X       The undersigned hereby appoints Mark D. Hanson and Kevin C. Eichler, and each or either of them, as Proxies of the undersigned, with full power of
Y substitution, and hereby authorizes them to represent and to vote, as designated in this proxy, all of the shares of Common Stock of Visigenic Software, Inc., held of record by the undersigned at the Annual Meeting of Stockholders of Visigenic Software, Inc. to be held July 30, 1997, or at any adjournment or postponement thereof.

        The Board of Directors recommends a vote FOR Proposal Numbers 1, 2 and
    3. This Proxy, when properly executed, will be voted as specified on the reverse side. This Proxy will be voted FOR Proposal Numbers 1, 2 and 3 if no specification is made.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]  Please mark
     votes as in
     this example.

1. To elect (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified.

    NOMINEES:  Howard H. Graham, J. Sidney Webb

               FOR          WITHHELD
               [_]            [_]                         MARK HERE    [_]
                                                         IF YOU PLAN
                                                          TO ATTEND
                                                         THE MEETING

[_]                                                       MARK HERE    [_]
   ---------------------------------------------         FOR ADDRESS
   For both nominees except as noted above                CHANGE AND
                                                          NOTE BELOW



                                                   FOR      AGAINST   WITHHELD
2.  To vote upon a proposal to amend the           [_]         [_]      [_]
    Company's 1995 Stock Option Plan to
    increase the aggregate maximum number of shares issuable thereunder by 1,500,000 shares from 2,500,000 to 4,000,000 shares, and to approve the Section 162(m) grant
    limit of 300,000 shares per employee per fiscal year.

3.  To vote upon a proposal to ratify the          FOR      AGAINST   WITHHELD
    appointment of Arthur Andersen LLP as the      [_]         [_]      [_]
    independent auditors of the Company for
    the fiscal year ending March 31, 1998.

4.  To transact such other business as may properly come before the meeting.


PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                   Date:       Signature:                   Date:
          ------------------      ------           -----------------       -----